[PEBO] Peoples Bancorp 1st Quarter 2015 Earnings Webcast
Thursday, April 30, 2015 11:00 AM ET

Officers
Chuck Sulerzyski; President and CEO; Peoples Bancorp, Inc.
Ed Sloane; CFO and Treasurer; Peoples Bancorp, Inc.

Analysts
Scott Siefers; Sandler O'Neill
Michael Perito; Keefe, Bruyette & Woods
Daniel Cardenas; Raymond James & Associates

Presentation

Operator: Good morning, and welcome to Peoples Bancorp conference call. My name is Teresa. I will be your conference facilitator today. Today's call will cover a discussion of the results of operations for the quarter ended March 31st, 2015. (Operator Instructions)

After the speakers’ remarks, there will be a question-and-answer period. After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions)

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations.

The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings. These include, but are not limited to, the success, impact and timing of strategic initiatives; the successful completion and integration of planned acquisitions; the competitive nature of the financial service industry; the interest rate environment; the effect of federal and/or state banking, insurance and tax regulations; and changes in economic conditions.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements after this call.

Peoples' first quarter 2015 earnings release was issued this morning and is available at peoplesbancorp.com. This call will include about 20 to 30 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.

Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer; and Ed Sloane, Chief Financial Officer and Treasurer. And each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Teresa. Good morning, and thanks for joining us for our review of our first quarter 2015 results.

Before we discuss the quarter, I want to comment on perhaps what is the biggest event in our company’s 113-year history. Peoples took a big step towards positioning for our future with the completion of the NB&T acquisition in the first quarter. We would like to welcome the NB&T associates, customers and shareholders to our banking community. We are very pleased to have them onboard and confident in our ability to build something great together.

The NB&T acquisition closed and converted on March 6th, adding assets of approximately $720 million or 29% to our asset base, and 22 offices located throughout Southwest Ohio. It was the largest acquisition in our company’s history and opens up some exciting new markets for us.

Our training and preparation for the closing and the conversion started months ago, with many of our most experienced associates paying close attention to the details. As a result, the system conversion and training went very well, and customer service was uninterrupted. Now, our new associates are becoming increasingly more confident in their knowledge of our systems, product offerings and their roles.

We’re hitting the ground running on several fronts. Our new branches are fully staffed, and associates are well trained on an expanded suite of products and services for our new customers. All branches are equipped with exciting new capabilities, and lobbies will be updated and refreshed with a new look over the coming months.

Indirect lending, which has been untapped in these markets, represents an excellent opportunity to add to loan segment already growing at double-digit rates. NB&T’s commercial bankers, working alongside our new market president, are also beginning to see some large commercial lending opportunities in the region.

Indeed, this was a very noisy quarter for Peoples due to the closing of NB&T. We reported a net loss of $689,000 or $0.04 per share for the first quarter of 2015. This compares to net income of $4.8 million or $0.44 per share for the first quarter of 2014.

The net loss for the quarter was the result of recording $9.6 million in pretax acquisition charges, largely related to NB&T. These acquisition charges were anticipated and represent the bulk of the charges expected from the acquisition. The charges consisted primarily of investment banker fees, change of control payments, system termination, and conversion costs. Excluding acquisition charges and other noncore adjustments, net income was $6.3 million, or $0.43 per share.

Adjusted results of operations were highlighted by the continued improvement in our efficiency ratio, which dropped to 68.5% from 69.1% on an adjusted basis in the linked quarter. As we fully integrate and phase in cost savings from our recent acquisitions during the first six months of 2015, we expect to settle in with an efficiency ratio below 65% in the second half of the year.

Revenue growth remains strong, increasing $2.6 million or 9% compared to the linked quarter. Fee-based income contributed over half of the revenue growth. Insurance income was the primary driver, as we recognized $1.5 million of performance-based income, compared to $66,000 for the linked quarter. Compared to the same period last year, performance-based income was up $280,000. The majority of this income is typically recorded in the first quarter of each year.

Net interest income rounded out revenue growth, increasing $1.3 million or 6% compared to last quarter, due mainly to the addition of NB&T in early March. Net interest margin declined to 3.46% from 3.53% during the period. Our first quarter expectation was for a margin in the low 3.50s. However, excess cash on the balance sheet due to the seasonal increases in deposits and excess liquidity from NB&T placed added pressure on the net interest margin.

Adjusting for the excess cash, margin was consistent with last quarter. Later in our discussion, Ed will review the net interest margin and related balance sheet strategies in greater detail.

Turning to the balance sheet -- period-end loan balances were up $375 million or 23% compared to the fourth quarter. NB&T contributed $387 million in loans, of which 54% were commercial real estate and 13% were in the commercial and industrial segment. Residential real estate comprised 27% of the portfolio, and nonmortgage consumer loans made up the remaining 6%. The NB&T loan portfolio was fairly balanced and aligned closely with the composition of our loan portfolio.

Excluding NB&T, Peoples experienced a slight decline in loans compared to the linked quarter. Commercial loan balances dropped 3% during the period. A couple of large payoffs, which were anticipated, drove the decrease in balances. However, production [and] funding levels remain strong. Nonmortgage consumer loans increased 11% annualized, offsetting some of the decline in commercial balances. Indirect auto lending continues to be a key driver of this growth.

Commercial loan growth is expected to gain momentum as we move through the year. Our commercial loan pipeline has expanded to over $250 million, of which $90 million have a high probability of closing in the next several months. The quality of the portfolio continues to improve as payoffs are being replaced with higher-quality loans, mostly C&I type activity.

New commercial bankers added last year in our Northeast Ohio markets are rapidly growing their portfolios. In our new Southwest Ohio market, we recently announced the formation of a new commercial banking team near Cincinnati, Ohio. The new team, along with a talented group of existing NB&T commercial bankers, will further enhance growth opportunities in this region.

On the deposit side of the balance sheet, period-end balances were up $648 million or 34% compared to the linked quarter. NB&T contributed $607 million in deposits, including 30% non-interest-bearing DBA. On a linked-quarter basis, excluding NB&T, deposit balances grew $43 million or 2% compared to last quarter. The deposit growth for the quarter included a 5% increase in non-interest-bearing DDA and seasonal growth in retail and government deposits.

We continue to experience exceptional organic growth in net DDA accounts. At a 4.5% annual rate, DDA growth has been a key driver to an improving low-cost mix of deposits. Non-interest-bearing DDA balances as a percentage of total deposits stands at 27% as of March 31st, compared to 22% two years ago. During the same time period, our cost of deposits dropped 21 basis points and has been a major factor in maintaining a stable net interest margin.

When you cut through the noncore activity for this quarter, normalized results were reasonable and generally in line with our expectations. Compared to linked quarter, we are pleased with our relatively stable net interest margin, solid fee income growth, and an efficiency ratio that is beginning to show the benefits of the 2014 acquisitions and NB&T. We believe we are well positioned for achieving our performance goals in the second half of the year.

Now, I will turn the call over to Ed for his comments on the quarter.

Ed Sloane: Thanks, Chuck.

As Chuck mentioned earlier, net interest margin was 3.46% for the quarter, short of our guidance in the low 3.50s. Much of the variance was viewed to be temporary and a result of excess cash buildup on NB&T’s balance sheet coupled with normal seasonal increases in government deposits.

Management implemented a balance sheet strategy during the quarter with the objective of reducing the excess cash, while improving net interest income and margin. To accomplish this, Peoples paid off $52 million in FHLB advances acquired from North Akron Savings Bank and Ohio Heritage Bank. These advances, which were marked to market in the third and fourth quarter of last year, had an average cost of 1.31% and average life of 2.7 years. The early payoff of these advances resulted in a prepayment loss of $520,000 due to the yield curve flattening post-acquisitions.

We also completed a post-acquisition restructuring of the NB&T securities portfolio. Management sold $42 million of low-yielding NB&T securities and reinvested the proceeds at yields more indicative of our securities portfolio. The restructuring resulted in a $593,000 gain on the sale of these securities. Effective duration of the portfolio was unaffected by the NB&T restructuring and remains at approximately 2.75. We expect the combination of the deleveraged strategy and portfolio restructuring to reposition the net interest margin in the low 3.50s for the remainder of the year.

Our recent acquisitions have incrementally improved overall balance sheet mix and net interest margin. With the addition of NB&T, we reduced the relative size of the securities portfolio to 26% of assets, moving us closer to our year-end target of 25%. Two years ago, the portfolio was 35% of assets. Reducing the relative size of the securities portfolio and funding strong loan growth with normal runoff of securities has been an important factor in stabilizing our earning asset yield and margin.

On the other side of the balance sheet, we’ve experienced a steady mix shift in our deposit base from interest-bearing to non-interest-bearing deposits. This shift has effectively lowered our cost of deposits to 30 basis points and cost of funds to 44 basis points. These funding costs compare favorably to our peer groups’.

Our first quarter net interest margin included 8 basis points of loan accretion income from acquisitions compared to 7 basis points of accretion income for the same period last year. Excluding the loan accretion income, net interest margin expanded 10 basis points year over year. The key drivers of this expansion has been effective balance sheet management and integration of acquired bank assets and liabilities.

Non-interest income for the quarter was in line with our expectations. The growth for the quarter was derived mainly from insurance income. However, we continued to experience strong growth in other key areas. Trust and investment services experienced double-digit growth year over year for the first quarter. The NB&T acquisition added approximately $283 million in assets under management and is expected to generate over $1.7 million in annual trust and investment income.

Electronic banking income was up 29% year over year due in part to our 2014 acquisition activity. Mortgage banking income increased 33% compared to the first quarter last year. Mortgage production levels are in line with first quarter expectations, and we estimate mortgage banking income for the full year to be consistent with 2014 levels.

Operating expenses for the quarter, excluding noncore charges, were up $1.8 million or 8% compared to the fourth quarter. The increase was primarily due to recognizing a full quarter of operating expenses for North Akron Savings Bank and a partial quarter for NB&T.

Chuck commented earlier that our efficiency ratio, adjusted for acquisition charges and other noncore charges, continues to improve as we complete the integration of our 2014 acquisitions and begin to realize full phase-in of our cost savings. Seeing the full impact of our 2014 acquisitions on the bottom line has been gradual and partially offset by a focus on rebuilding additional capacity into our support functions as we plan for future growth opportunities.

We expect to see the full impact of all recent acquisitions as we enter the second half of the year. We’re on target to remove over $7.3 million or approximately 33% of NB&T’s operating expenses in the first year following the acquisition. Combining NB&T with our 2014 acquisitions, we expect to carve out over $13 million of annual cost savings or 37% of the acquired bank’s operating expenses.

The 2014 acquisitions have been instrumental in lowering our core efficiency ratio to 68.5% in the first quarter from a high point of 71% in the third quarter of last year. With NB&T cost savings phased in, our core efficiency ratio is expected to drop below 65% mark in the third and fourth quarters of this year.

Asset quality continues to be sound. We recorded a loan loss provision for the quarter of $350,000, compared to $128,000 last quarter. The annualized net charge-off rate was 3 basis points, compared to a slight net recovery for the fourth quarter. For the last several quarters, our allowance for loan loss, excluding acquired loans, has been consistently in the range of 1.48% to 1.50% of total loans.

Acquired loan portfolios continue to perform as expected. Nonperforming assets as a percentage of loans plus other real estate improved to 0.68% from 0.75%. We did, however, experience an increase in criticized assets due to the downgrade of a single commercial relationship.

I’ll now turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks, Ed.

Needless to say, our associates have had much to do this quarter. However, our team is energized with the growth prospects of our new NB&T market. This new market is primed and ready to make a strong contribution. Our market president, Ed Riley, is a well-known banker in this region, and he is making a difference. Under his leadership, he has already instilled a sales culture and energy among his team that exemplifies what we refer to as the PEBO way.

The PEBO way means many things to our associates. It's all about taking care of our customers, taking care of each other, and taking care of ourselves. It's what drives our strategic roadmap and our four pillars of success -- responsible risk management, extraordinary client experience, profitable revenue growth, and a superior workforce.

We have no doubt that NB&T will be an extremely successful acquisition for our company. Based on early indications, we are well on our way. This confidence drives our 2015 expectations. We have many positives to look forward to for the remainder of the year.

To recap our 2015 guidance -- we expect loan growth excluding NB&T to be in the 7% to 9% range for the year based on period-end balances. Supported by a strong pipeline, commercial balances are expected to increase 8% to 10%. Consumer balances are expected to grow 3% to 5% with continued double-digit growth in indirect auto lending.

As Ed discussed earlier, we expect net interest margin to stabilize in the low 3.50s for the remainder of the year. Excess liquidity could create some variability to the margin in the second quarter. Additionally, purchase accounting adjustments and related accretion income may cause variations in the margin quarter to quarter.

The efficiency ratio should show incremental improvement in the second quarter on the way to a third and fourth quarter core efficiency ratio below 65%. The net charge-off rate is expected to range from 20 to 30 basis points for the year. Our effective tax run rate is estimated to range between 30% to 31% for the year.

We remain committed to profitable growth of the Company in building long-term shareholder value. I am confident we will succeed through disciplined execution of our strategies and providing extraordinary service to our customers and communities.

Thanks to all our associates for a successful conversion of the NB&T acquisition. It's through your talent, experience and dedication that Peoples will continue to move closer to becoming the best community bank in America.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski. And joining me for the Q&A session is Ed Sloane, Chief Financial Officer.

I will now turn the call back to the hands of our call facilitator. Thank you.

Questions and Answers

Operator: (Operator Instructions) Scott Siefers, Sandler O'Neill.

Scott Siefers: Chuck, maybe first question for you. So just on the expected acceleration in overall loan growth through the remaining three quarters of the year, it sounds like there are zero problems with productions. That doesn’t seem like it is really a factor either on the consumer or the commercial side. But I was hoping you could speak to the payoffs. Obviously, you had some expected ones this quarter. But maybe if you could spend a moment or so talking about how you think elevated payoffs could or might affect the remainder of the year? In other words, were these indeed transitory, or are some of the factors -- i.e., low interest rates and potentially sort of secondary market opportunities -- are those going to persist and weigh on the overall outlook, in your mind?

Chuck Sulerzyski: I do not expect them to continue. The payoffs that we experienced were expected. The timing of one of the payoffs was a little bit accelerated. And the timing of some of the production that we have planned was a little bit delayed. But I expect to see some pretty powerful numbers in the second and third quarter.

It's not dissimilar to 2013, where we had a pretty lousy first quarter and still hit the numbers that we -- we actually exceeded the numbers that we said we would do for the year. I wouldn’t be surprised if that happened again this year. So I feel very good about the 7% to 9%. I feel very, very good about the pipeline and the payoffs. I don’t think you’ll see anything extraordinary in the remaining three quarters.

Scott Siefers: Okay, that’s very helpful. I appreciate that.

And then, either for you, Chuck, or for Ed -- Ed, in your prepared remarks, you had talked about some of the infrastructure build, kind of separate from -- maybe not separate, but kind of aligned with all the deals that you guys have done. Where are you in kind of the internal investment? How much more would that impact second quarter just in terms of organic expense growth? Any thoughts you might have on those issues would be helpful.

Chuck Sulerzyski: I think that the investments that we have made -- like we just added a loan production team -- those expenses really are not in the quarter that we just concluded but will be going forward. But the rest of the expenses -- the operations investments, the staffing and so forth -- the vast majority of that is in. And the additional expenses should be minimal.

Scott Siefers: Okay. That’s perfect. Thank you very much.

Chuck Sulerzyski: Thank you.

Operator: Michael Perito, KBW.

Michael Perito: Ed, on the margin -- when I read the release, there’s 8 basis points from accretion this quarter, there’s 20 basis points last quarter. Just doing the quick math, that would imply that the core margin, if you will, expanded 5 basis points or so sequentially. So how does that work with the liquidity comments [at you guys] to build up in liquidity? I mean, it seems like the decrease sequentially was more so driven by a lower accretion number. I’m just trying to get a better sense of the workings of the margin.

Ed Sloane: I think it’s a combination of things going on there. We had the NB&T portfolio and their balance sheet coming on, the North Akron Savings acquisition. Those added some strength to the margin as well. So I think there’s some plusses and minuses in there, Mike. And the excess liquidity was one of the key factors that we saw.

As I mentioned, the strategy to reduce the cash, I think, with the FHLB advances coming off, the seasonal liquidity wringing out mostly in the second quarter, which is consistent with prior years, I think will drive that margin back to the low 3.50s.

I think a base loan accretion number to kind of work off of seems to be around that 7 to 8 basis points. Maybe the 20 basis points in the fourth quarter was a little bit on the unusual side. But on average, I would think in the 7 to 8 basis points for loan accretion income, that obviously could vary based on how the loan portfolios from our acquisitions perform moving forward. But at least that gives you a little bit of an idea.

So bottom line, back into the 3.50s. And it should be fairly consistent in that range moving forward.

Michael Perito: Yes, yes, understood on the volatility on the accretion. So the low 3.50 kind of guidance range -- you guys are assuming kind of a 7 to 8 consistent accretion impact?

Ed Sloane: Yes. It seems to be there. It's still a little bit early with some of these acquisitions. And again, the variability around those could move off of that. But that seems to be a good loan accretion basis point increment to work off of.

Michael Perito: Okay. That was very helpful. Thanks, Ed.

And then, Chuck, just on capital -- I mean, you guys still have decent capital levels today. Maybe can you talk about your priorities, maybe comment on the dividend? And also, at what point -- it sounds like the pipelines are strong and the growth commentary is pretty positive. At what point does it become a more efficient use of capital to kind of focus on organic growth versus additional acquisitions?

Chuck Sulerzyski: A couple of thoughts about acquisitions and capital -- we continue to have a strong emphasis on fee income. Right now with the four bank acquisitions that came with less fee income than the core, we have an interest in building the fee income, the insurance business and the investment business. So we’d love to see a few small insurance acquisitions, a few small investment acquisitions, to help get us back into our targeted 35% to 40% range.

We are promising that our efficiency ratio will be below 65% in the second half. And you can see the $1.2 billion worth of assets that we acquired basically improved that five or six points. We think the next $1.5 billion of acquisitions will probably improve that another five points.

So to $5 billion, we think that somewhere around $5 billion, we would get to a 60% efficiency ratio. Beyond that, I think we would slow the acquisition machine. We’re fortunate enough to have strong revenue growth. Last year, we did 8% on the core. I think we’ll have very similar numbers on the core this year. If we can [bear] 60% efficiency -- and I’m talking out a couple years now, I’m not talking 2016 [there] -- but if we could see an efficiency ratio at 60%, a fee income range in the 35% to 40%; and if we could see core revenue growth in the high single digits, and obviously positive operating leverage, we think that’s a pretty powerful company. And we think we can do that.

At that point, we would be looking at deals, bank deals. If they were good strategic fits with our markets and bought at a rational price, we’d still have an interest. But we also like the space between $5 billion and $10 billion looking forward a lot more than we like the space between $10 billion, $11 billion, $12 billion with the current penalties that are in place for that.

So does that help you?

Michael Perito: Yes, that was very helpful.

And I guess, just kind of a follow-up -- the focus on the fee income acquisitions -- does that kind of impact your thoughts on your efficiency targets at all? I know sometimes wealth and trust can carry higher efficiency ratios. Is there any wiggle room incorporated for that? Or still just kind of ~~just~~ a general goal, regardless what you guys do?

Chuck Sulerzyski: I believe that we will be able to do both. I mean, there are some fee income businesses that would be less efficient than the bank. And if we did a sizeable one, that could tilt that number. But I don’t expect that to be the case. So I expect us to be able to get to that efficiency ratio while doing those acquisitions.

Michael Perito: All right. Thanks, guys. Thanks for taking my questions.

Chuck Sulerzyski: Thank you.

Operator: (Operator Instructions) Daniel Cardenas, Raymond James.

Daniel Cardenas: Just a quick housekeeping question, maybe -- if you could break down that $9 million one-time expense into categories for me, that would -- I would appreciate that.

Ed Sloane: Yes. This is Ed.

Basically, three or four key areas. One was on -- the change of control agreements, the severance costs, some of those types of things, accounted for about $3.5 million of the total cost. Termination and de-conversion costs, probably another $3 million to $3.5 million. And then the remainder would’ve been investment banker fees and various other professional type fees.

Daniel Cardenas: All right. So the first two would then mostly be in the salary line item?

Ed Sloane: That’s correct [that change of control agreements and severance costs were in the salary line item].

Daniel Cardenas: Okay.

And then, just for clarification purposes -- as you project a 3.50ish, low 3.50 margin for the rest of the year, are you baking in yield accretion in that?

Ed Sloane: Yes. That would just be basically back to the full margin. On a core basis -- I don’t know if you heard some of my other commentary earlier, Dan, about that 7- to 8-basis point loan accretion number kind of being -- seems to be an average or a base to work off of, to get down to a core.

Daniel Cardenas: All right.

And then, quick question on the criticized loans that increased in this quarter -- was any of that energy-related? And then, maybe geographically, where was that in your footprint?

Chuck Sulerzyski: Was a large C&I-related loan in particular in West Virginia.

Daniel Cardenas: Okay. Does that kind of come as a surprise to you guys, that there’s a weakness that you saw in the loan?

Chuck Sulerzyski: Comes as a surprise -- comes as a disappointment. Since this time, we’ve gone out and gotten a lot of collateral and [we believe] the company is doing well. [We think] it's going to be able to earn its way out of the hole. So a bit of a surprise, I guess, would be a correct way of categorizing it.

Daniel Cardenas: Okay.

And then, last question -- as I think about your non-interest expenses, should we kind of expect them to peak here in the second quarter, and then maybe work their way down a little bit going forward? Am I thinking about this correctly?

Ed Sloane: Yes, Dan, I believe they’ll incrementally start to decrease. A lot of the cost savings are being achieved in March, April, May timeframe. And then I think you’ll start to see some incremental improvement in the efficiency ratio in the second quarter. But the bulk of it with full phase-in in the third and fourth quarter, as Chuck commented, down below 65% as an efficiency ratio.

Chuck Sulerzyski: Because we’re still going to have some one-time costs in the second quarter.

Ed Sloane: Yes.

Daniel Cardenas: Can you characterize approximately how much that is?

Ed Sloane: Say somewhere between $1 million and $1.5 million, right in that range.

Daniel Cardenas: Okay. Great. All right. Thanks, guys.

Chuck Sulerzyski: Thank you.

Operator: At this time, there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under Investor Relations section.

Thank you for your time, and have a good day.

Operator: Ladies and gentlemen, the conference has now concluded. We thank you for attending today’s presentation. You may now disconnect your lines.